UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014
WATERSTONE FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51507 (Commission File Number)	90-1026709 (I.R.S. Employer Identification No.)

11200 W. Plank Ct, Wauwatosa, Wisconsin 53226
(Address of principal executive offices)

(414) 761-1000
Registrant's telephone number, including area code

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Wauwatosa, Wisconsin, January 17, 2014 — Waterstone Financial, Inc. (the "Company") (NasdaqGS: WSBF), the holding company for WaterStone Bank SSB (the "Bank"), announced today the results of the stock offering of Waterstone Financial, Inc., a newly formed corporation ("Waterstone") that is the proposed successor holding company for the Bank.   The closing of the offering and the conversion from the mutual holding company to stock holding company form of organization is expected to occur on January 22, 2014.

As part of the conversion, each existing share of Company common stock held by current public shareholders will be converted into the right to receive 1.0973 shares of Waterstone common stock.  The exchange ratio ensures that, after the conversion and offering, the current public shareholders of the Company will maintain approximately the same ownership interest in Waterstone as they owned in the Company immediately prior to the closing of the conversion.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share.  Approximately 34,406,929 shares of Waterstone common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.                          Description

99.1                          Press release of Waterstone Financial, Inc. Issued January 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waterstone Financial, Inc.

Date: January 17, 2014	/s/ Richard C. Larson
Name: Richard C. Larson
Title: Chief Financial Officer